EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                           (Before Issuance of Stock)

                                  VISEON, INC.


FILED BY: Sharon Sumler, Incorporator.

         I, Sharon Sumler, the undersigned am the Incorporator of Viseon, Inc. and I hereby certify that the Original Articles of Incorporation filed on the 5th day of April, 2001 have been amended as follows:

ARTICLE FIVE IS HEREBY AMENDED TO READ AS FOLLOWS:

         That the total number of voting common stock authorized that may be issued by the corporation is Fifty Million (50,000,000) shares of stock with $.01 par value and Five Million (5,000,000) in blank check preferred stock with $.01 par value. No other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors.

ARTICLE SEVEN IS HEREBY AMENDED TO READ AS FOLLOWS:

         Section 1. Governing Board. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1). The number of Directors constituting the initial Board of Directors is four (4), and the names and addresses of the persons who are to serve as Directors until the first annual meeting of the shareholders or until their successors are elected and qualified as set forth below:

                                 John C. Harris
                                 5593 West 78th
                              Minneapolis, MN 55439

                                Richard S. Craven
                     4255 Gulf Shore Boulevard North, #1002
                              Naples, Florida 34103

                                Byron G. Shaffer
                                383 Harbour Drive
                              Naples, Florida 34103

                                S. Albert Hanser
                                604 Coventry Lane
                          Minneapolis, Minnesota 55435

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         Section 2. Number and Term. The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one (1) or more than seven (7) directors, as may be designated by the Board of Directors from time to time.

         Section 3. Vacancies. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office.

         Section 4. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding that the withdrawal of enough originally present leaves less than the number otherwise required for a quorum.

         Section 5. Nomination. Advance notice of nomination for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.

         Section 6. Written Action by Directors. Any action required or permitted to be taken at a meeting of the Board of Directors, or a committee thereof, may be taken by written action signed by all of the directors, or in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board or a committee thereof at which all directors were present.

ARTICLE XII IS TO BE ADDED:

         Section 1. No Preemptive Rights. No shares of any class or series of the corporation shall entitle the holders to any preemptive rights to subscribe for or purchase additional shares of that class or series of any other class or series of the corporation now or hereafter authorized or issued.

         Section 2. No Cumulative Voting Rights. There shall be no cumulative voting by the shareholders of the corporation.

         The undersigned declares that she is the incorporator and therefore constitutes at least two-thirds of the incorporators.

         The date upon which the original Articles of Incorporation were filed with the Secretary of State was April 5, 2001.


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


         The undersigned affirmatively declares that to the date of this Certificate, no stock of the Corporation has been issued.

                                     VISEON, INC.




                                     By
                                        ----------------------------------------
                                        Sharon Sumler, Incorporator

STATE OF TEXAS     )
                   ) SS.
COUNTY OF DALLAS   )

         On May 24, 2001, personally appeared before me, a Notary Public, Sharon Sumler, Incorporator of Viseon, Inc., who acknowledged to me that she executed the above instrument for the purposes therein expressed.



                                     -------------------------------------------
                                     Notary Public in and for the State of Texas


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